Exhibit 99.1

Discover Financial Services Debuts on New York Stock Exchange under Ticker Symbol “DFS”

Former Morgan Stanley Unit Begins Trading as Independent Company

RIVERWOODS, Ill.—(BUSINESS WIRE)—July 2, 2007—Discover Financial Services (NYSE: DFS), a leading credit card issuer and electronic payment services company, today begins trading on the New York Stock Exchange as an independent company.

“Today begins an exciting new chapter in Discover’s proud history,” said David Nelms, Chief Executive Officer of Discover. “With one of the strongest brands in financial services and a differentiated strategy, Discover is well positioned to deliver long-term value to shareholders, cardholders, financial institutions and our merchant partners.”

Discover is one of the largest credit card issuers in the world and operates leading credit and debit payments networks. A leader in cash rewards and customer service, Discover is the only company to have created a successful new credit card network in more than 40 years. The company, which operates the Discover Card, with more than 50 million cardmembers, and the Discover and Pulse Networks, with millions of merchants and more than 4,400 financial institutions, reported more than $5 billion in revenues and more than $50 billion in managed receivables in fiscal 2006.

Discover is now an independent company as a result of its spin-off from Morgan Stanley, which was completed on June 30. Morgan Stanley shareholders received one share of Discover common stock for every two shares of common stock they held in Morgan Stanley. Those Discover shares will officially begin trading under the ticker symbol “DFS” today.

Clear Strategy to Deliver Shareholder Value

“Discover has a clear strategy to leverage its unique strengths and integrated business model to continue growing its card issuing business and realize the substantial opportunities in the fast-growing payments business,” Nelms said. “The spin-off puts us in an even better position to execute on that strategy. We now have a highly qualified board of directors complementing a strong existing management team, as well as an enhanced ability to capitalize on opportunities in the rapidly changing marketplace.”

Nelms has been leading Discover’s business since 1998 and will sit on the company’s Board of Directors. Roger Hochschild will continue in his current role as President and Chief Operating Officer, and Roy Guthrie will continue to serve as Chief Financial Officer.

Dennis D. Dammerman, who retired as Vice Chairman of the Board and Executive Officer of General Electric Company and Director, Chairman and CEO of GE Capital Services, will serve as Chairman of the Board of Directors. Discover’s Board also includes the following outside directors: Jeffrey S. Aronin, President and CEO of Ovation Pharmaceuticals, Inc.; Mary K. Bush, former U.S. Government representative on the IMF Board and former head of International Finance at Fannie Mae; Gregory C. Case, President and CEO of Aon Corporation; Robert M. Devlin, former Chairman, President and CEO of American General; Philip A. Laskawy, former Chairman and CEO of Ernst & Young LLP; Michael Rankowitz, senior advisor to Morgan

Stanley; E. Follin Smith, EVP, CFO and CAO for Constellation Energy Group; and Lawrence A. Weinbach, former Chairman and CEO of Unisys Corporation and former Managing Partner and Chief Executive of Andersen Worldwide. David H. Komansky, Chairman Emeritus of Merrill Lynch & Co., Inc., will join the Board later in the year.

About Discover Financial Services

Discover Financial Services (NYSE: DFS) operates the Discover Card with more than 50 million cardmembers, the Discover Network with millions of merchant and cash access locations, and the Goldfish credit card business in the United Kingdom. Discover Financial Services also operates the PULSE ATM/debit network, which serves more than 4,400 financial institutions and includes nearly 260,000 ATMs, as well as POS terminals, nationwide. For more information, visit www.discoverfinancial.com.

CONTACT: Discover Financial Services

Jon Drummond, 224/405-1888

SOURCE: Discover Financial Services